UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2011

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Based on the recent release by the Federal Reserve of the final regulations implementing the Durbin amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Visa Inc. affirms its financial outlook for select metrics through fiscal 2011 and provides its financial outlook for select metrics for fiscal 2012.

Visa Inc. affirms its financial outlook for the following metrics through fiscal 2011:

•	Annual net revenue growth in the range of 11% to 15%; and

•	Annual diluted class A common stock earnings per share growth of greater than 20%.

Visa Inc. provides its financial outlook for the following metrics for fiscal 2012:

•	Annual net revenue growth in the high single-digit to low double-digits range; and

•	Annual diluted class A common stock earnings per share growth in the middle-to-high teens.

Additionally, the Company reported that it had completed its $1 billion share repurchase program authorized in April 2011. This resulted in the repurchase of approximately 13 million shares at an average price of approximately $77 per share.

Today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) the Company will host a brief conference call to discuss its financial outlook. All interested parties are invited to listen to the live webcast at http://investor.visa.com.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This submission contains forward–looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by the terms “affirm, “outlook” and similar references to the future. Examples of such forward–looking statements include, but are not limited to, statements we make about net revenue, earnings per share and the growth of those items.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are neither statements of historical fact nor guarantees of future performance and (iii) are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements because of a variety of factors, including the following:

•	the impact and timing of new laws, regulations and marketplace barriers, particularly the Wall Street Reform and Consumer Protection Act, including those affecting:

•	issuers’ and retailers’ choice among debit payment networks;

•	debit interchange rates;

•	the spread of regulation of debit payments to credit and other product categories;

•	the spread of U.S. regulations to other countries;

•	consumer privacy and data use and security; and

•	designation as a systemically important payment system;

•	developments in current or future disputes and our ability to absorb their impact, including interchange, currency conversion and tax;

•	macroeconomic factors, such as:

•	global economic, political, health, environmental and other conditions;

•	cross-border activity and currency exchange rates; and

•	changes in our clients’ performance compared to our estimates;

•	industry and systemic developments, such as:

•	competitive pressure on client pricing and in the payments industry generally;

•	bank and merchant consolidation and their increased focus on payment card costs;

•	disintermediation from the payments value stream through government actions or bilateral agreements;

•	adverse changes in our relationships or reputation;

•	our clients’ failure to fund settlement obligations we have guaranteed;

•	disruption of our transaction processing systems or the inability to process transactions efficiently;

•	rapid technological developments;

•	account data breaches and increased fraudulent and other illegal activity involving our cards; and

•	issues arising at Visa Europe, including failure to maintain interoperability between our systems;

•	costs arising if Visa Europe were to exercise its right to require us to acquire all of its outstanding stock;

•	loss of organizational effectiveness or key employees;

•	failure to integrate successfully CyberSource, PlaySpan, Fundamo or other acquisitions;

•	changes in accounting principles or treatment; and

the other factors discussed in our most recent Annual Report on Form 10–K on file with the U.S. Securities and Exchange Commission. You should not place undue reliance on such statements. Unless required to do so by law, we do not intend to update or revise any forward–looking statement, because of new information or future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: July 6, 2011

	By:	/s/ Byron H. Pollitt
Byron H. Pollitt Chief Financial Officer